BALDWIN & LYONS, INC. ANNUAL INCENTIVE PLAN

1. Background and Purpose.

1.1
Purpose.  The purpose of the Baldwin & Lyons, Inc. Annual Incentive Plan (the "Plan") is to (i) attract and retain superior employees by providing a competitive bonus program that rewards outstanding performance and (ii) motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and/or individual performance goals.

Awards under the Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code.

1.2
Effective Date. The Plan is effective as of February 13, 2017 (the "Effective Date"), subject to approval by the stockholders of the Company at the 2017 annual meeting of stockholders, and shall remain in effect until it has been terminated pursuant to Section 9.6.

2. Definitions. The following terms shall have the following meanings:

2.1	"Affiliate" means a Parent or any Related Entity.

2.2
"Award" means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3
"Base Salary" means the Participant's annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4	"Board" means the Board of Directors of the Company, as constituted from time to time.

2.5
"Cause" means the termination of a Participant's employment or service with the Company in connection with a termination by the Company or an Affiliate for cause as defined in a then-effective written agreement between the Company, or an Affiliate and the Participant.  In the absence of such agreement or policy and definition, "cause" shall have the meaning set forth in the Company Long-Term Incentive Plan.

2.6	"Change in Control" shall have the meaning set forth in the Company Long-Term Incentive Plan.

2.7
"Code" means the Internal Revenue Code of 1986, as such is amended from time to time, including any applicable regulations, and any reference to a section of the Code shall include any successor provision of the Code.

2.8	"Committee" means the Compensation Committee, as appointed by the Board to administer the Plan pursuant to Section 3.1.
2.9	"Company" means Baldwin & Lyons, Inc., an Indiana corporation, and any successor thereto.
2.10	"Covered Employee" has the meaning set forth in Section 162(m)(3) of the Code.

2.11
"Determination Date" means the earlier of: (a) the 90th day of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals is substantially uncertain.

2.12
"Disability" means, unless otherwise defined in an employment agreement between the Participant and the Company or an Affiliate, a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months, receiving income replacement benefits for at least three (3) months under an accident and health plan covering a Participant.  Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment or service as a result of the Participant's Disability, solely for purposes of determining the timing of payment, no such termination will constitute a Disability for purposes of the Plan or any Award Document unless such event also constitutes a "disability" as defined under Section 409A.

2.13
"Maximum Award" means as to any Participant for any Plan Year $5,000,000.00. The Maximum Award limit shall be pro-rated for any Award payable with respect to a Performance Period that is shorter than one year.

2.14	"Negative Discretion" means the discretion of the Committee to reduce or eliminate the size of an Award in accordance with Section 6.1(c) of the Plan.
2.15
"Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company, if on the date of grant or an Award each corporation, other than the Company, owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.16
"Participant" means as to any Performance Period, the executive officers of the Company or an Affiliate and other employees of the Company (or an Affiliate/the employees of the Company or an Affiliate) who are designated by the Committee to participate in the Plan for that Performance Period.

2.17
"Performance Criteria" means, any of the general performance objectives, selected by the Committee from among the performance criteria set forth below, either individually, alternatively or in any combination, applied to the Company as a whole or any Subsidiary, business unit, division, segment, product line, or function or any combination of the foregoing, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable, on an absolute basis or relative to a pre-established target, to determine whether the performance criteria established by the Committee has been achieved.  Performance Criteria, may include any of the following:

(a)	net earnings or net income (before or after taxes);
(b)	basic or diluted earnings per share (before or after taxes);
(c)	net revenues or net revenue growth;
(d)	gross revenue;
(e)	gross profit or gross profit growth;
(f)	net operating profit (before or after taxes);
(g)	return on assets, capital, invested capital, equity or sales;
(h)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(i)	earnings before or after taxes, interest, depreciation and/or amortization;
(j)	gross or operating margins;
(k)	improvements in capital structure;
(l)	budget and expense management;
(m)	productivity ratios;
(n)	economic value added or other value added measurements;
(o)	share price (including, but not limited to, growth measures and total shareholder return);
(p)	expense targets;
(q)	margins;
(r)	operating efficiency;
(s)	working capital targets;
(t)	enterprise value;
(u)	safety record;
(v)	completion of acquisitions or business expansion; and
(w)	combined ratio

2.18
"Performance Goals" means the goals selected by the Committee, in its discretion to be applicable to a Participant, or group of Participants, for any Performance Period.  Performance Goals shall be based upon one or more Performance Criteria.  Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.19	"Performance Period" means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.
2.20	"Plan" means the Baldwin & Lyons, Inc. Annual Incentive Plan, as may be amended from time to time.
2.21	"Plan Year" means the Company's fiscal year, which commences on January 1 and ends on December 31. The first Plan Year commenced on January 1, 2017.
2.22
"Pro-rated Award" means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.23
"Related Entity" means the corporation or other entity, other than the Company, to which the Participant primarily provides services on the date of grant of an Award, and any corporation or other entity, other than the Company, in an unbroken chain of corporations or other entities beginning with the Company in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, and ending with the corporation or other entity that has a controlling interest in the corporation or other entity to which the Participant primarily provides services on the date of grant of an Award.  For a corporation, a controlling interest means ownership of stock possessing at least fifty percent (50%) of total combined voting power of all classes of stock, or at least fifty percent (50%) of the total value of all classes of stock.  For a partnership or limited liability company, a controlling interest means ownership of at least fifty percent (50%) of the profits interest or capital interest of the entity.  In determining ownership, the rules of Treasury Regulation §§ 1.414(c)-3 and 1.414(c)-4 apply.

2.24	"Section 409A" means Section 409A of the Code.
2.25	"Shares" means the shares of the Company's Class B common stock.
2.26
"Target Award" means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as either a percentage of the Participant's Base Salary or as a fixed amount of cash.

3. Administration.
3.1
Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board.  Each member of the Committee shall qualify as an "outside director" under Section 162(m) of the Code.  Members of the Committee shall be appointed by the Board.

3.2
Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award, including the size of the Award, payment terms, vesting conditions, Performance Criteria, Performance Goals and waiver of forfeiture restrictions; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) construe, interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) determine the duration and purposes of leaves of absence that may be granted to a Participant without constituting termination of his or her employment or service for Plan purposes; (vii) authorize any person to execute, on behalf of the Company, any agreement or instrument required to carry out the Plan purposes; (viii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any instrument or agreement relating to an Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; and (ix) make any other determination, including factual or legal determinations, and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3
Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons interested in the Plan or an Award.  The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company or an Affiliate and such agents, attorneys, consultants and accountants as it may select.  The Committee's determinations under the Plan need not be the same for all persons.  A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.

3.4
Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to executive officers; (ii) make Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Section 6.1 in accordance with Section 162(m) of the Code.

3.5
Indemnification Rights. No member of the Committee or any person to whom authority was delegated in accordance with Section 3.4 above (each such person, an "Indemnifiable Person") shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award (unless constituting fraud or a willful criminal act or omission).  Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Indemnifiable Person to the fullest extent permitted under Indiana law in the manner provided in the Company's by-laws as may be amended from time to time. In the performance of their responsibilities with respect to the Plan, such individuals shall be entitled to rely upon information and advice furnished by the Company's officers, agents, attorneys, consultants and accountants and any other party deemed necessary or appropriate, and no such individual shall be liable for any action taken or not taken in reliance upon any such advice.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which an Indemnifiable Person may be entitled, or any power that the Company may have to indemnify them or hold them harmless.

3.6
Construction and Interpretation.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, or any Award shall be within the sole and complete discretion of the Committee.

4. Eligibility and Participation.
4.1	Eligibility. Employees of the Company, a Parent and any Related Entity are eligible to participate in the Plan.

4.2
Participation. The Committee, in its discretion, shall select, no later than the Determination Date, the persons who shall be Participants for the Performance Period.  Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period.  An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3
New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award. The amount of any Award paid to such Participant shall not exceed that proportionate amount of the Maximum Award set forth in Section 2.13.

4.4
Leaves of Absence.  If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5. Terms of Awards.
5.1
Determination of Target Awards.  Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Committee, in its discretion, shall establish the Target Award for each Participant or group of Participants, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2
Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee, in its discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period.  The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.  The Performance Goals may be set for a group of participants based on one of more Performance Criteria applied to the Company as a whole or any other subgroup as authorized in Section 2.17.

5.3
Adjustments. The Committee is authorized, in its discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:

(a)	asset write-downs;
(b)	significant litigation or claim judgments or settlements;
(c)	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
(d)	any reorganization and restructuring programs;
(e)
extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period;

(f)	acquisitions or divestitures;
(g)	any other specific unusual or nonrecurring events or objectively determinable category thereof;
(h)	foreign exchange gains and losses; and
(i)	a change in the Company's fiscal year.
No adjustment shall be made if the effect would be to cause an Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.
6. Payment of Awards.

6.1	Determination of Awards; Certification.

(a)
Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded.  If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.

(b)
To the extent that the Performance Goals are achieved, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant, or group of Participants, have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant's Award.

(c)
In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying Negative Discretion if, in its discretion, such reduction or elimination is appropriate.

(d)	In no event shall the amount of an Award for any Plan Year exceed the Maximum Award.
6.2
Form and Timing of Payment.  Except as otherwise provided herein, as soon as practicable following the Committee's certification pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a lump sum payment of his or her Award, less required withholding.  In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.  Payment shall generally be made in cash, provided, however, that, at the discretion of the Committee, the Company may elect to satisfy such payment in Shares in lieu of cash, or in a combination of cash and Shares.  The issuance of any Shares shall be contingent on the availability of Shares under the Company Long-Term Incentive Plan (or such successor plan).

6.3
Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.

6.4
Deferral of Awards. The Committee, in its discretion, may permit or require a Participant to defer the payment of an Award that would otherwise be paid under the Plan.  Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its discretion.

7. Termination of Employment.
7.1
Employment Requirement. Except as otherwise provided in Section 7.2 if a Participant's employment terminates for any reason prior to the date that Awards are paid, all of the Participant's rights to an Award for the Performance Period shall be forfeited. However, if a Participant's employment is terminated without Cause during a Performance Period, the Participant will be paid a Pro-rated Award if required under the terms of an Award Agreement or other written agreement between the Company and the Participant.    In addition, the Committee, in its discretion, may pay a Pro-rated Award, subject to the Committee's certification that the Participant's Performance Goals for the Performance Period have been met. Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.

7.2
Termination of Employment Due to Death or Disability. If a Participant's employment is terminated by reason of his or her death or Disability during a Performance Period, the Participant or his or her beneficiary will be paid a Pro-rated Award.  If a Participant's employment is terminated by reason of his or her death or Disability following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid.  In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Award or Pro-rated Award, as applicable will be made at the same time and in the same manner as Awards are paid to other Participants.

8. Change in Control.
If a Change in Control occurs during a Performance Period, Awards under the Plan will be calculated based on the Company's performance as of the date of the Change in Control. Awards paid in connection with a Change in Control will be paid no later than 2 1/2 months following the date of the Change in Control.

9. General Provisions.
9.1
Compliance with Legal Requirements.  The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2
Non-transferability.  A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

9.3
No Right to Employment.  Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.4
No Right to Award.  Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

9.5
Withholding.  The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

9.6
Amendment or Termination of the Plan.  The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the shareholders of the Company.  Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

9.7
Unfunded Status.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

9.8	Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Indiana without regard to conflicts of law.
9.9
Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices.  If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

9.10
Section 162(m) of the Code; Bifurcation of the Plan.  It is the intent of the Company that the Plan and the Awards made to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

9.11
Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant's termination of employment or service with the Company will be made to such Participant until such Participant's termination of employment or service constitutes a "separation from service" under Section 409A of the Code; and (ii) to the extent required in order to comply with Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant's termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or upon the Participant's death, if earlier).  In addition, for Plan purposes, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.  The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  A Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

9.12	Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
9.13	Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
9.14
Severability.  In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.15
Gender and Number.  Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

9.16	Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
9.17
Notice.  Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 111 Congressional Blvd, Suite 500; Carmel, IN 46032.

9.18
Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.19
Recoupment. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan and any payments made under the Plan shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.  This Section 9.19 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.